As filed with the Securities and Exchange Commission on May 6, 1996
                                                           Registration No. 333-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                     THE GREAT AMERICAN BACKRUB STORE, INC.
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

        New York                                        13-3729043
- -------------------------                          ---------------------------
   (State or other jurisdiction of                      (IRS Employer
   incorporation or organization)                       Identification Number)

                           ---------------------------

                               425 Madison Avenue
                                    Suite 605
                            New York, New York 10017
                                 (212) 750-7046
            ---------------------------------------------------------
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                           ---------------------------

                                 William Zanker
                     The Great American BackRub Store, Inc.
                               425 Madison Avenue
                                    Suite 605
                            New York, New York 10017
                                 (212) 750-7046
            ----------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Stephen Irwin, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022

                           ---------------------------

              Approximate  date of  commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   /X/

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /X/

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE


=============================================================================================================================--
                                                                Proposed
                                                                Maximum                 Proposed
                                         Amount                 Offering                Maximum                 Amount of
Title of Shares to                        to be                Price Per               Aggregate              Registration
be Registered                          Registered                Share               Offering Price                Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                       137,500(1)(2)          $2.50(2)              $343,750(2)               $118.53
par value, issuable
upon exercise of
Bridge Warrants
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                        92,266(3)             $4.50(3)              $415,197(3)               $143.17
par value
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                       510,953(1)(4)          $2.69(4)              $1,374,463.57(4)          $473.95
par value, issuable
upon exercise of
options and warrants
- --------------------------------------------------------------------------------------------------------------------------------
         Total Registration Fee.........................................................................         $735.65
================================================================================================================================



(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of additional shares that may be issued as result of anti-dilution provisions of the Warrants.
(2) Represents 137,500 shares of Common Stock issuable upon exercise of Bridge Warrants at an exercise price of $2.50 per share.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon $4.50, the per share average of high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on May 1, 1996.
(4) Represents 510,953 shares of Common Stock issuable upon the exercise of outstanding options and warrants at an average exercise price of $2.69 per share.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1996

PROSPECTUS

                                 740,719 SHARES



                     THE GREAT AMERICAN BACKRUB STORE, INC.
                         Common Stock ($.001 par value)



         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of shares (the "Shares") of the Common Stock, $.001 par value (the "Common Stock"), of The Great American BackRub
Store, Inc. (the "Company") that were (i) previously issued by the Company to the Selling Shareholders or (ii) were or will be issued by the Company to the Selling Shareholders upon exercise of certain options and warrants. The Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders.

         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

         The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "RUBB." On May 1, 1996, the closing bid price for the Common Stock as reported by Nasdaq was $4.50.

- --------------------------------------------------------------------------------
             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
           A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS
               WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                      SEE "RISK FACTORS" AT PAGE 3 HEREOF.
- --------------------------------------------------------------------------------

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                   The date of this Prospectus is May , 1996.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's (i) Annual Report on Form 10-KSB for the year ended December 31, 1995 and (ii) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, which have been filed with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  Registration of its Common Stock under
Section 12(g) of the Exchange Act filed on January 3, 1995 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to The Great American BackRub Store, Inc. at 425 Madison Avenue, Suite 605, New York, New York 10017, Attention: Secretary. Oral requests should be directed to such officer (telephone number (212) 750-7046).

                         ------------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS CONTAINING AN EXPLANATORY PARAGRAPH THAT INDICATES GOING CONCERN UNCERTAINTIES. The Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's Financial Statements stating that the Financial Statements have been prepared based on the assumption that the Company will continue as a going concern and that the Company's losses from operations since inception raise substantial doubt about the ability of the Company to continue as a going concern.

DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY AND REVENUES; HISTORICAL AND ANTICIPATED LOSSES; ACCUMULATED DEFICIT. The Company was organized in December 1992, commenced operations in August 1993, opened its first Company-owned store in October 1993 and therefore has a limited operating history upon which an evaluation of the Company's future performance and prospects can be made. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry. Since inception, the Company has generated limited revenues and has incurred significant losses, including losses of $1,118,975, $2,647,255 and $597,870, respectively, for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 resulting, at March 31, 1996, in an accumulated deficit of $4,774,065. Losses are continuing through the date of this Prospectus. Inasmuch as the Company continues to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its proposed expansion, the Company anticipates that losses will continue for at least the next 12 months and until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations and the costs of continuing expansion. Since inception, the Company's operations have generated negative cash flow, as its expenses have exceeded revenues, and the Company's ability to continue its operations has been dependent upon debt and equity financings. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations or that its operations will generate positive cash flow.

NEW INDUSTRY; UNCERTAINTY OF MARKET ACCEPTANCE. As is typically the case in an emerging industry, demand and market acceptance for newly introduced services and products are subject to a high level of uncertainty. The Company has not yet commenced significant marketing activities or studies and currently has limited marketing experience in the retail back rub business and limited financial, personnel and other resources to undertake extensive marketing activities or studies. The Company does not intend to conduct any formal marketing or other concept feasibility studies to determine the potential commercial viability of its concept. Achieving market acceptance for the Company's services and products will require substantial marketing efforts and expenditure of significant funds to create awareness and demand. The Company's success depends in large part on its ability to attract suitable franchisees and will also be dependent on the level of acceptance and usage of the Company's services and products by consumers. Because demand by prospective franchisees and consumers may be interrelated, any lack or lessening of demand by any one of these could adversely affect market acceptance for the Company's services and products. In light of the relatively undeveloped and emerging markets for retail back rubs, there can be no assurance that a substantial market for the Company's services and products will develop and grow.

RISKS ASSOCIATED WITH GROWTH STRATEGY AND RAPID EXPANSION. The Company has achieved only limited growth to date. Implementation of the Company's proposed expansion will be substantially dependent on, among other things, the Company's ability to identify and secure advantageous locations and leases for its Company-owned and franchised stores on a timely basis and on favorable terms; hire and retain skilled management, financial, marketing and other personnel; and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls). The Company's prospects will also be significantly affected by its ability to successfully develop and maintain relationships with its franchisees. The Company's growth strategy and plans are subject to change as a result of a number of factors, including progress or delays in the Company's marketing efforts, changes in market conditions and competitive factors. There can be no assurance that the Company will be able to successfully implement its business strategy or otherwise expand its operations.

FRANCHISING. The Company's success will be dependent upon the development and implementation of an effective franchise program, which would afford unaffiliated parties the opportunity to own and operate Great American BackRub Stores using the Company's concept. The Company intends to include in such a program criteria to evaluate franchisees. However, there can be no assurance that the Company will be able to manage such a program effectively, that its franchisees will have the ability or resources necessary to successfully develop and operate their stores or that such franchisees' stores will be well operated and promoted. In addition, the Company intends to lease the space for any franchised stores directly from the landlord and sublease to the franchisee. The Company will be primarily liable for any such leases and may be required to pay the landlord directly if the franchisee fails to do so.

DEPENDENCE ON PROCEEDS OF INITIAL PUBLIC OFFERING TO FINANCE EXPANSION AND WORKING CAPITAL; POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company remains dependent on the proceeds of the its initial public offering completed in March 1995 (the "IPO") and other future financings to implement its proposed expansion and to finance its working capital requirements. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its proposed expansion), that the net proceeds of the IPO will be sufficient to satisfy its anticipated cash requirements at least through July 1996. The Company will be required to seek additional financing to implement its proposed expansion and to finance its working capital requirements. To the extent that the Company incurs indebtedness or issues debt securities, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company has no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms or at all. If the Company is unable to obtain additional financing, its ability to meet its current obligations and current plans for expansion could be materially adversely affected.

POTENTIAL LIABILITY; INSURANCE. The Company is engaged in a business which could expose it to possible liability claims from others, including personal injury claims. The Company maintains a general liability insurance policy that is subject to a $1,000,000 per occurrence limit with a $1,000,000 aggregate limit. Currently, the Company requires all of its employee/therapists to obtain professional liability insurance (in the minimum amount of $1,000,000) through one of two professional massage organizations. In some cases, the Company is permitted under the applicable policy to be named as an additional insured. In addition, the Company has obtained a professional liability policy for an additional $1,000,000 covering all of its employees. There can be no assurance, however, that the Company's insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at a reasonable cost. A partially insured or completely uninsured successful claim against the Company could have a material adverse effect on the Company.

REGULATION. Certain states in which the Company intends to operate, as well as the State of New York, in which the Company currently operates its eight Company-owned stores, require the licensing of massage therapists. The offer, sale, termination or renewal of franchises in the United States is subject to requirements established by the Federal Trade Commission (the "FTC"). In addition to the requirements of the FTC, certain states require that franchisors register in the state prior to offering franchises in such states. The Company believes that it is in compliance with all applicable laws and regulations and has all required licenses to conduct its business. However, no assurance can be given that current laws or regulations applicable to the Company's business will not change. Any such new laws or regulations or the Company's expansion into new geographic areas could subject the Company to substantial costs in order to comply with such applicable laws or regulations. Any failure by the Company to comply with any new or existing laws or regulations could subject the Company to substantial penalties.

COMPETITION. Management of the Company believes that no other multi-unit retailer is in the business in which the Company operates. Competition consists of numerous independent massage therapists, spas, salons and health clubs providing full body massage and a limited number of massage therapists providing seated massage in non-retail "off-site" environments. However, due to the relatively low cost of, and lack of other barriers to, entry into the Company's business, no assurance can be given that others will not develop multi-unit retail concepts or stores similar to or competitive with the Company's concept and stores or that the Company will successfully compete with any such competitors, some of whom may have substantially greater financial and other resources than the Company.

DEPENDENCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company is dependent to a great extent, on the experience, abilities and continued services of Mr. Zanker, the Company's Chairman of the Board and President and Mr. Murray, the Company's Chief Executive Officer. While the Company's management has substantial national retail and franchise experience, no assurance can be given that such prior experience will assure the Company's success. In addition, the Company's management has no prior experience with companies offering products and services similar to those offered by the Company. The Company has entered into three-year employment agreements with each of Messrs. Zanker and Murray which expire on October 31, 1997. The loss of the services of Messrs. Zanker and Murray could have a material adverse effect on the Company. The Company has obtained $2,000,000 of key man insurance on the lives of each of Messrs. Zanker and Murray. The Company's success also depends upon its ability to attract and retain qualified massage therapists and other additional qualified personnel. While the Company believes there are numerous qualified massage therapists currently available, competition for such personnel may become intense. There can be no assurances that the Company will be able to attract and retain qualified personnel.

POSSIBLE IMMEDIATE AND SUBSTANTIAL DILUTION. At March 31, 1996, the Company had a net tangible book value of approximately $1.46 per share. If purchasers of the Common Stock offered hereby purchase such shares at a price higher than the net tangible book value per share, they will experience dilution in an amount equal to the difference between the price per share they paid and the net tangible book value per share.

NO DIVIDENDS. The Company has never paid a dividend on its Common Stock and does not intend to pay any dividends to its shareholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business.

NO ASSURANCE OF CONTINUED PUBLIC MARKET; POSSIBLE VOLATILITY OF MARKET. There can be no assurance that a regular trading market for the Common Stock will be sustained. The market price of the Common Stock may be highly volatile as has been the case with the securities of many emerging companies. Factors such as the Company's operating results and announcements by the Company or its competitors of new products or services may significantly impact the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. Although Laidlaw may make and certain dealers presently make a market in the Common Stock, they are not obligated to do so and may cease such market making activities at any time.

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS, COMPANY'S STOCK OPTION PLAN AND REPRESENTATIVE'S WARRANTS; DILUTIVE EFFECTS. As of the date of this Prospectus, options and warrants to purchase an aggregate of 1,225,000 shares of Common Stock are issued and outstanding, held by the Company's executive officers, a former executive officer, consultants and a former consultant to the Company. In connection with a bridge financing consummated in November 1994, the Company issued warrants (the "Bridge Warrants") to purchase an aggregate of 137,500 shares of Common Stock exercisable at a price of $2.50 per share. The resale of the shares of Common Stock underlying such Bridge Warrants is being registered in the registration statement of which this Prospectus forms a part. In addition, options to purchase 5,000 shares of Common Stock are presently issued and outstanding under the 1994 Employee Stock Option Plan (the "Employee Plan"). The Company may from time to time issue options under the Employee Plan to purchase up to an additional 70,000 shares of Common Stock. The Company agreed with the underwriters in the IPO not to grant or issue options to purchase more than 37,500 shares of Common Stock under the Employee Plan prior to February 28, 1997. The Company granted options to purchase an aggregate of 50,000 shares of Common Stock to directors of the Company. In connection with the IPO, the Company issued and sold to the representatives of the several underwriters in the IPO (the "Representative") for nominal consideration the Representative's Warrants which entitle the Representative to purchase an aggregate of 125,000 shares of Common Stock. The Representative's Warrants are exercisable through February 25, 2000, at an exercise price of $6.00 per share. The Company recently entered into an Option Agreement with the Representative which provides that in the event certain options granted to the Company to repurchase shares of Common Stock from the Representative are exercised in full, the Representative's Warrants will not be exercisable prior to June 4, 1996. See "Recent
Developments." The holders of the options and warrants presently outstanding, holders of any subsequently issued options and warrants of the Company, as well as the Representative will have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. The sale of Common Stock or other securities held by or issuable to any such holders, or merely the potential of such sales, could have an adverse effect on the market price of the Common Stock. The Company may find it more difficult to raise additional equity capital, if it should be needed for the business of the Company, while any of such securities are outstanding. At any time when the holders thereof might be expected to convert or exercise them, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided by such securities. To the extent that any such securities are converted or exercised, as the case may be, the percentage of ownership interest of the Company's shareholders will be diluted.

SHARES ELIGIBLE FOR FUTURE SALE. Of the 1,785,266 shares of Common Stock outstanding, 410,266 shares are "restricted securities" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Act") and, generally, may be sold only in compliance with Rule 144 under the Act. In addition, certain of the 410,266 shares are subject to lockup restrictions described below. Of the remaining 1,375,000 shares, 125,000 shares, which represent shares of Common Stock sold by the Company in a private placement in June 1993, are freely tradeable and not subject to lockup restrictions. Of the 410,226 restricted securities, 184,187 may be sold pursuant to Rule 144, 63,562 of which shares are subject to the lockup restrictions described below and the remaining 226,039 shares are available for sale under Rule 144 at various times during 1996 and 1997, of which 91,250 shares are subject to the lockup restrictions described below. Under Rule 144, a person who has held restricted securities for a period of two years may sell a limited number of such securities into the public market without registration of such securities under the Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company to sell their restricted securities without quantity limitations once they have satisfied Rule 144's three-year holding period. Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the shares of Common Stock in the public market. Such sales could also adversely affect the Company's ability to raise capital at that time through the sale of its equity securities. All of the Company's officers and directors (who own 173,562 shares in the aggregate) have agreed not to sell, assign or transfer 154,812 of their shares of Common Stock for a period of eighteen (18) months from February 28, 1995 without the Representative's prior written consent. The Company's Option Agreement with the Representative provides that in the event the Options are exercised in full, the lock-up agreements entered into by Messrs. Zanker and Murray and such 5% or greater shareholder shall become null and void. The holders of the Representative's Warrants have certain registration rights with respect to the Common Stock underlying such Warrants.

LISTING AND MAINTENANCE CRITERIA FOR NASDAQ QUOTATION. The Common Stock is quoted on Nasdaq. To continue to be quoted on Nasdaq, the Company must satisfy certain maintenance criteria, including having (i) at least two market makers for the Common Stock, (ii) total assets of at least $2 million, (iii) capital and surplus of at least $1 million, (iv) a minimum bid price per share of $1,
(v) at least 300 shareholders and (vi) a public float of at least 100,000 shares with a market value of at least $200,000. The failure to meet these maintenance criteria in the future may result in the Common Stock not being eligible for quotation on Nasdaq and trading, if any, of the Common Stock would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotation, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.


                                   THE COMPANY

         The Company is a development stage company engaged in the creation of a national chain of stores under the name "The Great American BackRub Store," which offer reasonably-priced back rubs to customers while they are seated and fully clothed in a clean, open, non-threatening environment. The back rubs currently offered by the Company are for 5, 10, 20, 30 or 45 minutes, priced at approximately $8.95, $14.95, $24.95, $34.95 and $49.95, respectively. By design, The Great American BackRub Store is a specialty interactive retailer offering a wide range of massage and stress reduction products, including oils, bath salts, back supports and electronic and mechanical stress reduction devices (priced generally from $4.95 to $250.00). The Company believes that the combination of a boutique retail concept with back rub services makes The Great American BackRub Store a unique shopping experience.

         The Company currently owns and operates seven retail stores in New York City and one location in the Westchester Mall in White Plains, New York. The Company plans to open approximately 40 Company-owned stores within two years from the date of this Prospectus and additional franchised stores, although there can be no assurance that the Company will be successful in this plan. The Company intends to place its stores in high traffic locations such as malls, airports, urban sites and casinos.

         The typical Great American BackRub Store location consists of approximately 600 to 1,200 square feet, including 300 to 600 square feet of retail space. Customers are seated on a specially-designed chair which provides cushioned support for the chest, arms and head. The Company's stores are designed to permit people both inside and outside the store to view the back rub process and at the same time maintain the privacy of the back rub customer. The Company's stores will also offer back rub services off-site, to corporate offices, convention centers and tourist attractions. All back rub services are provided by therapists who are either licensed (in states where such licensing is required) or have completed training at a school certified by a recognized trade association.

         The Company's growth strategy is to be implemented primarily by Terrance Murray, the Company's Chief Executive Officer, who previously served as the executive vice president - operations of Supercuts, Inc. Supercuts, Inc. is a hair care chain with in excess of 1,000 company-owned and franchised stores in 43 states and Puerto Rico. The Company believes that the substantial national retail and franchise experience of Mr. Murray will be an asset to the Company.

         The Company was incorporated under the laws of the State of New York in December 1992. The Company's executive offices are located at 425 Madison

Avenue, Suite 605, New York, New York 10017 and its telephone number is (212) 750-7046.


                               RECENT DEVELOPMENTS

OPTION AGREEMENT

         On December 7, 1995, the Company entered into an option agreement (the "Option Agreement") with Laidlaw and the Selling Shareholder pursuant to which Laidlaw granted the Company an option (the "First Option") to purchase 100,000 shares of Common Stock (the "First Option Shares") and an option (the "Second Option" and together with the First Option, the "Options") to purchase 375,000 shares of Common Stock (the "Second Option Shares" and together with the First Option Shares, the "Option Shares"). The First Option may be exercised in whole or in part, at any time or from time to time, from the date (the "Effective Date") the post-effective amendment to the registration statement of which this Prospectus is a part is declared effective by the Commission to and including June 7, 1996 (the "Expiration Date"), after which the First Option, to the extent not previously exercised, will expire. The exercise price for the First Option from the Effective Date to and including the fifth business day following the Effective Date (the "Step-up Date") shall be $3.50 per share. The exercise price for the First Option from the day immediately following the Step-up Date until the Expiration Date shall be $4.00 per share.

         The Second Option may be exercised in whole or in part, at any time or from time to time, from the Effective Date until the Expiration Date, after which the Second Option, to the extent not previously exercised, will expire. The exercise price for the Second Option shall be $4.00 per share.

         The Option Agreement may be assigned by the Company, at any time or from time to time in whole or in part, without the consent of Laidlaw as to any of the Options which are simultaneously therewith being exercised by any such assignee. On April 24, 1996, the Company entered into an agreement with three individuals (the "Holders") whereby the Company granted to the Holders the right to cause the Company to assign the Second Option to the Holders. The agreement expires on June 7, 1996 (the "Termination Date"). To the extent the Expiration Date is extended, the Termination Date shall be extended to coincide with such Expiration Date. The exercise price of the Second Option to the Holders is $5.00 per share.

FRANCHISE/FRANCHISE OPTION TERMINATIONS

         The Company's first franchised store (the "Las Vegas Store") opened in July 1994 in Las Vegas, Nevada. The Company entered into a franchise agreement (the "Franchise Agreement") with its Las Vegas franchisee (the "Franchisee") on June 1, 1994. Pursuant to the Franchise Agreement, the Franchisee paid the Company an initial, non-recurring, non-refundable franchise fee of $10,000. In addition, the Franchisee paid the Company a monthly royalty fee equal to 8% of the Franchisee's gross monthly revenues (as such term is defined in the Franchise Agreement). The Franchisee also paid to the Company an advertising and sales promotion fee which is equal to the greater of 3% of the Franchisee's gross monthly revenues or $1,000. On May 30, 1995, the Company and the Franchisee entered into a franchise termination agreement whereby (i) the Franchise Agreement and related sublease were terminated, (ii) the Company purchased certain assets from the Franchisee and (iii) the Company and the Franchisee provided for the mutual release of any obligations of each to the other whether arising out of the Franchise Agreement, the sublease or otherwise. The purchase price for the assets conveyed by the Franchisee to the Company was $25,000 and 18,185 shares of Common Stock. Simultaneously with the Franchise Termination Agreement, the Company closed the Las Vegas Store.

         The  Company   entered   into  two  option   agreements   (the  "Option
Agreements") with Bay Area Backs I, a California limited partnership (the "Optionee"), on June 20, 1994 and June 21, 1994, respectively, for the opening of two franchised stores in the San Francisco area. Pursuant to the Option Agreements, the Optionee paid to the Company $5,000 for each of two options (the "Options") to require the Company to enter into franchise agreements with the Optionee. On May 30, 1995, the Company and the Optionee entered into an option termination agreement whereby (i) the Option Agreements were terminated, (ii) the Company purchased certain assets from the Optionee and (iii) the Company and the Optionee provided for the mutual release of any obligations of each to the other whether arising out of the Option Agreements or otherwise. The purchase price for the assets conveyed by the Optionee to the Company and the termination of the Options was $27,300.

CONSULTING AGREEMENT

         On February 8, 1996, the Company entered into a Financial Advisory and Consulting Agreement (the "Financial Advisory Agreement") with Investors Associates, Inc. ("Investors Associates"). The Financial Advisory Agreement expires on January 31, 1997. As compensation for the services to be performed by Investors Associates to the Company pursuant to the Financial Advisory Agreement, the Company paid to Investors Associates a financial consulting fee of $100,000, warrants to purchase 100,000 shares of Common Stock of the Company at an exercise price of $1.00 per share exercisable to and including January 31, 1997, and warrants to purchase 200,000 shares of Common Stock of the Company at an exercise price of $2.50 per share exercisable to and including January 31, 1998. The Company has granted certain registration rights to Investors Associates relating to the registration of the shares issuable upon exercise of the warrants under the Securities Act of 1933, as amended. The resale of such shares is being registered in the Registration Statement of which this Prospectus forms a part.

         During the term of the Financial Advisory Agreement, Investors Associates will provide the Company with such regular and customary consulting advice as is reasonably requested by the Company. Investors Associate's duties will include, but will not necessarily be limited to (i) providing sponsorship and exposure in connection with the dissemination of corporate information regarding the Company to the investment community at large, (ii) arranging meetings with securities analysts, (iii) assisting in the Company's financial public relations and (iv) rendering advice regarding a future public or private offering of securities of the Company or of any of its subsidiaries. In this regard, Investors Associates has agreed to use its best efforts to assist the Company in arranging for a private placement or public offering of securities with gross proceeds to the Company of at least $2 million.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the reoffer and resale of the Shares offered hereby by the Selling Shareholders. The Company will receive the exercise price of the Bridge Warrants and the options and warrants held by certain Selling Shareholders, if and when exercised. Such proceeds will be used by the Company for working capital purposes.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder, (ii) the number of shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after the completion of the offering.

                                                                                                  Number of shares of
                                                                                                     Common Stock/
                                                                          Number of               Percentage of Class
                                           Number of shares               Shares to                to be Owned After
                                           of Common Stock                be Offered               Completion of the
              Name                        Beneficially Owned              for Resale                   Offering
- ------------------------------      ----------------------------     ------------------     -----------------------------
Michael Monroe...................               12,500                     12,500(1)                         0

Fred Taylor Isquith..............               12,500                     12,500(1)                         0

Michael Channey..................               12,500                     12,500(1)                         0

Donald Fleischer.................               22,792(2)                  12,500(1)                       10,292

Maurice and Barbara
Kuprtiz..........................               12,500                     12,500(1)                         0

Glenn and Dawn James.............               12,500                     12,500(1)                         0

John Davis.......................               25,000                     25,000(1)                         0

Robert Leeds.....................               12,500                     12,500(1)                         0

Craig A. Newman..................                6,250                      6,250(1)                         0

Adi Raviv                                        6,250                      6,250(1)                         0

Jules Leventhal..................                6,250                      6,250(1)                         0

Private Label
Furniture........................                6,250                      6,250(1)                         0

Peter Forbes &
Associates, Inc..................               16,581                     16,581(3)                         0

Matthew Frazer...................                3,637                      3,637                            0

Robert Garff.....................                7,273                      7,273                            0

W. Blair Garff...................                3,637                      3,637                            0

Alan Luther......................                1,819                      1,819                            0

Michael Luther...................                1,819                      1,819                            0

Olshan Grundman
Frome & Rosenzweig
LLP..............................                7,500                      7,500                            0

Stephen Irwin....................                2,800                      2,800                            0

Jeffrey Spindler.................                  200                        200                            0

Clive Kabatznick.................              100,000                    100,000(4)                         0

Effrat Meier.....................                9,375                      9,375                            0

Danny Meier......................                9,375                      9,375                            0

Karen Meier......................                9,375                      9,375                            0

Michael Meier....................                9,375                      9,375                            0

Harold Hochberger................               12,500                     12,500                            0

Bob Gill.........................                5,000                      5,000                            0

Steve Schragis                                   2,000                      2,000                            0

Investors
Associates, Inc..................              300,000                    300,000(5)                         0

                                                                                                  Number of shares of
                                                                                                     Common Stock/
                                                                          Number of               Percentage of Class
                                           Number of shares               Shares to                to be Owned After
                                           of Common Stock                be Offered               Completion of the
              Name                        Beneficially Owned              for Resale                   Offering
- ------------------------------      ----------------------------     ------------------     -----------------------------

Spectrum Realty
Capital..........................                 953                        953(4)                         0

A. Clinton Allen.................              100,000                    100,000(4)                        0


- -------------------
* Less than 1%

(1)      Consists of shares of Common  Stock  issuable  upon  exercise of Bridge
         Warrants.

(2) Mr. Fleischer is a director of the Company. These shares consist of (i) 3,625 shares held by Mr. Fleischer, (ii) 6,667 shares issuable upon the exercise of options and (iii) 12,500 shares issuable upon the exercise of Bridge Warrants purchased by Mr. Fleischer.

(3) Includes 10,000 shares of Common Stock issuable upon exercise of options.

(4)      Consists of shares of Common Stock issuable upon exercise of options.

(5)      Consists of shares of Common Stock issuable upon exercise of warrants.

         There is no assurance that the Selling Shareholders will sell any of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, other additional shares of Common Stock beneficially owned by such Selling Shareholder, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Shareholder in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Shareholder is first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. Since a Selling Shareholder may be liable if he sells Shares when this Prospectus is not in effect, the Company requires each Selling Shareholder to contact it to confirm that this Prospectus is then in effect prior to any sale of Shares. The Selling Shareholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

         The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholder are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                          TRANSFER AGENT AND REGISTRAR



         The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.



                              PLAN OF DISTRIBUTION

         This Prospectus covers 740,719 shares of Common Stock. All of the Shares offered hereby are being sold by the Selling Shareholders. The Company will realize no proceeds from the sale of the Shares by the Selling Shareholders.

         The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares offered hereby from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares commissioned by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Shareholders.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of Common Stock by the Selling Shareholders.

         The Selling Shareholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares that may be sold at any time and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Common Stock.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.



                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Olshan Grundman Frome & Rosenzweig LLP holds 7,500 shares of Common Stock of the Company. Stephen Irwin, of counsel to Olshan Grundman Frome & Rosenzweig LLP, holds 2,800 shares of Common Stock of the Company. Such Shares are being registered for resale in the Registration Statement of which this Prospectus forms a part.



                                     EXPERTS

         The financial statements of the Company included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (the "10-KSB") have been audited by BDO Seidman, LLP, independent public accountants and have been incorporated herein by reference in reliance upon the report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) of BDO Seidman, LLP, included in the 10-KSB, and upon the authority of said firm as experts in accounting and auditing.

         To the extent that a firm of independent public accountants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

No dealer, salesperson or any other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby by anyone in any state in which such offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that information contained herein is correct as of any date subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                    Page

Available Information.................................2

Incorporation of Certain

  Documents By Reference..............................2

Risk Factors..........................................3

The Company...........................................7

Recent Developments...................................8

Use of Proceeds.......................................9

Selling Shareholders..................................9

Transfer Agent and Registrar ........................11

Plan of Distribution.................................11

Legal Matters........................................12

Experts..............................................13


                               THE GREAT AMERICAN

                               BACKRUB STORE, INC.





                                740,719 SHARES OF

                                  COMMON STOCK


                           ---------------------------

                                   PROSPECTUS
                           ---------------------------



                                 _________, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered. With the exception of the SEC Registration Fee, all amounts are estimates.


SEC Registration Fee..................................       $735.65
Nasdaq listing expenses...............................      7,500.00
Accounting Fees and Expenses..........................      5,000.00
Legal Fees and Expenses (other than Blue
Sky)..................................................     10,000.00
Blue Sky Fees and Expenses (including legal
and filing fees)......................................      5,000.00
Miscellaneous Expenses................................      1,764.35
                                                          ---------
Total.................................................    $30,000.00
                                                          ==========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, to the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         Article Seventh of the Company's Certificate of Incorporation, as amended, provides, in general, that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL, as the same may be amended and supplemented. Section 402(b) of the NYBCL provides that the certificate of incorporation of a New York corporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he is not legally entitled or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.


ITEM 16.          EXHIBITS.



Exhibit No.                           Description
- -----------                           -----------

          4(a)    Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (Registration No. 33-88052)).

          4(b)    Form of Bridge Warrant  (incorporated  by reference to Exhibit
                  4.2 to the Company's Registration Statement on Form SB-2 (Registration No. 33-88052)).

          4(c)    Warrants dated as of February 9, 1996 to Investors Associates.

          4(d) Option Agreement dated October 18, 1995 by and between the Company and Spectrum Realty Capital.

          4(e) Option Agreement dated March 9, 1995 by and between the Company and A. Clinton Allen.

          5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

         23(a)    Consent of BDO Seidman, LLP

         23(b) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).

         24       Power  of  Attorney   (included  on  signature  page  to  this
                  Registration Statement).


ITEM 17.          UNDERTAKINGS



                  The undersigned registrant hereby undertakes:

                           a)    To file,  during any period in which  offers or
sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



                           b)    That,  for  the  purpose  of  determining   any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                           c)    To  remove  from  registration  by  means  of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 6th day of May, 1996.

                                 THE GREAT AMERICAN BACKRUB STORE, INC.
                                 --------------------------------------
                                       (Registrant)


                                 By:  /s/ William Zanker
                                      -------------------------------
                                 William Zanker, Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Zanker, Terrance C. Murray and Keith Dee his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURE                TITLE                        DATE

/s/ William Zanker                 Chairman of the Board,         May 6, 1996
- ----------------------------       President and Director
        William Zanker

/s/ Terrance C. Murray             Chief Executive Officer       May 6, 1996
- ---------------------------        (principal executive
      Terrance C. Murray           officer) and Director

/s/ Keith Dee                      Chief Financial Officer      May 6, 1996
- ---------------------------        (principal financial
           Keith Dee               officer and principal
                                   accounting officer) and
                                   Secretary

/s/ Stephen Seligman               Director                     May 6, 1996
- ---------------------------
       Stephen Seligman

/s/ Edward E. Faber                Director                     May 6, 1996
- ----------------------------
       Edward E. Faber

/s/ Peter Hanelt                   Director                     May 6, 1996
- ----------------------------
        Peter Hanelt

/s/ Donald R. Fleischer            Director                     May 6, 1996
- ----------------------------
     Donald R. Fleischer

/s/ Andrew L. Hyams                Director                     May 6, 1996
- ----------------------------
       Andrew L. Hyams

                                  EXHIBIT INDEX



EXHIBIT NO.       DESCRIPTION

4(a)              Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (Registration No. 33-88052)).

4(b)              Form of Bridge Warrant  (incorporated  by reference to Exhibit
                  4.2 to the Company's Registration Statement on Form SB-2 (Registration No. 33-88052)).

4(c)              Warrants dated as of February 9, 1996 to Investors Associates.

4(d) Option Agreement dated October 18, 1995 by and between the Company and Spectrum Realty Capital.

4(e) Option Agreement dated March 9, 1995 by and between the Company and A. Clinton Allen.

5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder

23(a)             Consent of BDO Seidman, LLP

23(b) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).

24                Power  of  Attorney   (included  on  signature  page  to  this
                  Registration Statement).